Exhibit 99.2

[PricewaterhouseCoopers LLP Logo]

PricewaterhouseCoopers LLP 350 S. Grand Ave. Los Angeles CA 90071 Telephone (213) 236 3000

Report of Independent Auditors

To the Board of Directors and Stockholders of GreenPoint Financial Corporation:

We have examined management’s assertion about GreenPoint Financial Corporation and its subsidiaries, including GreenPoint Mortgage Funding, Inc. (the “Company”) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”) as of and for the year ended December 31, 2003 included in the accompanying management assertion (see Exhibit I). Management is responsible for the Company’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

/s/ PricewaterhouseCoopers LLP

March 25, 2004

Exhibit I

Management’s Assertion Regarding Compliance

With Minimum Servicing Standards

As of and for the year ended December 31, 2003, GreenPoint Mortgage Funding, Inc. (the “Company”), a wholly-owned subsidiary of GreenPoint Financial Corporation, has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers.

As of and for this same period, GreenPoint Financial Corporation maintained on behalf of the Company, errors and omissions and employee fidelity bond insurance policies in the amount of $20,000,000 and $50,000,000, respectively.

March 25, 2004

/s/ Becky Poisson

Becky Poisson Executive Vice President of Operations and Technology

/s/ Nathan Hieter

Nathan Hieter Controller

/s/ David Petrini

David Petrini Chief Financial Officer

/s/ S.A. Ibrahim

S.A Ibrahim Chief Executive Officer